Exhibit 99.1

ZAZA ENERGY CORPORATION

1301 MCKINNEY STREET
SUITE 3000
HOUSTON, TX 77010

ZAZA ENERGY EXPANDS TO 140,000 ACRES IN THE TEXAS EAGLEBINE AND
COMMENCES SIX WELL DRILLING PROGRAM

Houston, Texas – March 29, 2012 – ZaZa Energy Corporation (“ZaZa”) (NASDAQ: ZAZA) announced today that it has expanded its position in the Eaglebine trend in eastern Texas to a nearly contiguous total holding of approximately 144,123 gross acres (89,378 net acres as of this writing) through a transaction with Range Texas Production, LLC (“Range”), a subsidiary of Range Resources Corporation (NYSE: RRC).   ZaZa also announced that it will commence a six-well continuous drilling program in May 2012, which will comprise both vertical and horizontal wells.

Under the terms of the transaction with Range, ZaZa will obtain a 75% working interest in the acquired acreage, be the designated operator, commit to drilling a well on the newly acquired acreage (as part of its six-well program), and make two undisclosed payments.  The effective date of the transaction is March 1, 2012.

Craig McKenzie, President and Chief Executive Officer of ZaZa, said, “This expansion in the Eaglebine achieves our stated target of holding over 100,000 acres, and the drilling program set to commence in May will expedite our planned growth for the area.  ZaZa remains focused on the liquids-rich window of the Eaglebine trend, but also expects to encounter multiple stacked plays that include two additional resource and seven conventional targets.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:	Corporate Contact:
Tony Vermeire	Shirley Z. Anderson
T: +33 1 4703 3424	T: +214 559-3933
tony.vermeire@zazaenergy.com	shirley.anderson@zazaenergy.com

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